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Exhibit 23.1

Independent Auditors' Consent

        We consent to the use of our report dated February 7, 2003 with respect to the consolidated balance sheets of Crosstex Energy L.P. as of December 31, 2002 and 2001, and the related consolidated statements of operations, partners' equity, comprehensive income, and cash flows for the four months ended April 30, 2000 (Predecessor), the eight months ended December 31, 2000, and the years ended December 31, 2002 and 2001; our report dated June 28, 2003 with respect to the balance sheet of Crosstex Energy GP, L.P. as of December 31, 2002, included herein and to the reference to our firm under the heading "Experts" in the prospectus. The audit report covering the December 31, 2001 financial statements of Crosstex Energy, L.P. refers to a change in the method of accounting for derivatives. The audit report covering the December 31, 2002 financial statements of Crosstex Energy, L.P. refers to a change in the method of amortizing goodwill.

/s/ KPMG LLP

Dallas, Texas
July 9, 2003

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  Exhibit 23.1